Exhibit 10.32
Property Management Agreement for ST. ANDREWS APARTMENT HOMES, Augusta, Georgia

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement is made and entered into as of this September 7, 2010, by and between BSF-St. Andrews, LLC , having an office at _19950 W. Country Club Drive, Suite 801, Aventura, Florida 222180__, a ___________________________________,  (the “Owner”) and HAWTHORNE RESIDENTIAL PARTNERS, LLC, a North Carolina limited liability company, having an office at 1848 Banking Street, Greensboro, North Carolina 27408 (the “Manager”).

R E C I T A L S:

A.	Owner is the owner of the Property, which is commonly known as
_St. Andrews Apartment Homes_ having _240_ units and located at
50 St. Andrews Drive
Augusta, GA 30909.

      B.   Owner desires to engage Manager as an independent contractor to rent, lease, operate and manage the Property on the terms and conditions set forth below and Manager desires to accept such engagement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

The balance of this page has been intentionally left blank.

 Part I:  BASIC DATA

The following defined terms shall have the meaning set forth below:

“Property Name”	St. Andrews Apartment Homes

“Number of Units”	240
“Commencement Date”	September 7, 2010

“Initial Term”	12 months
“Budget Due Date”	November 1st

“Management Fee Percentage”	3.0%
“Incentive Management Fee”	TBD
“New Construction Fee”	TBD
“Capital Event Fee”	TBD
“Administrative Set Up Fee”	$1,500 (one time)
“Payroll Handling Fee”	15% per employee/per payroll period

“Renovation/Capital Projects/Insurance Restoration Fee”	To be negotiated per project

“Managers Notice Address”
Hawthorne Residential Partners
1848 Banking Street
Greensboro, NC 27410

“Owner’s Notice Address”

Part II - STANDARD TERMS

1. Appointment and General Provisions

1.1	Management Duties and Authority

Subject to the provisions of this Agreement and at the direction of Owner, Manager shall manage, administer the operations of, and lease the Property on behalf of Owner in a manner consistent with the standard of maintenance generally applied from time to time during the Term to other similarly-situated residential apartment properties of similar age, class, and appearance, in good order and repair, and in a manner consistent with the Budget and in a manner intended to maximize the Cash Flow from the Property, subject to and within the Budgets approved by Owner as provided herein.  Subject to the provisions hereof, and subject to the approved Budgets, Manager shall provide all services reasonably necessary, proper, desirable or appropriate for the successful management and operation of the Property, including the duties and services specified in this Agreement.

1.2	Independent Contractor

Except as otherwise herein provided (including, by way of illustration, Manager’s execution of Contracts pursuant to Section 2.4(C)), Manager’s relationship to Owner hereunder is that of an independent contractor, and neither Manager nor Owner shall represent to any other Person that Manager’s relationship to Owner hereunder is other than that of an independent contractor.  All persons employed by Manager or any Affiliates of Manager in connection with the operation and maintenance of the Property shall be employees solely of Manager or its Affiliates and not of Owner and all arrangements with such employees are solely the concern of Manager.

1.3	Indemnification.

(A)
Manager shall indemnify, defend and hold harmless Owner, and its stockholders, members, partners, directors, officers, managers, employees, agents and Affiliates (each, an “Owner Indemnified Party”) from and against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (“Damages”) (including Damages relating to violations of environmental Legal Requirements), arising out or resulting from the acts or omissions of Manager and its directors, officers, employees, contractors, subcontractors and agents, which constitute gross negligence, fraud, malfeasance, breach of fiduciary duty, willful, reckless or criminal misconduct, a breach of this Agreement or any actions of Manager beyond the scope of the authority conferred upon Manager hereunder.  Manager shall have the right to defend, and shall defend, at its expense and by counsel of its own choosing (subject to Owner’s approval of such counsel, not to be unreasonably withheld, conditioned or delayed), against any claim or liability to which the indemnity agreement set forth in this Section 1.3(A) would apply.  Notwithstanding the foregoing, if (i)

Manager has failed or refused to defend, indemnify and hold harmless Owner and any Owner Indemnified Party after written notice to Manager, (ii) an Event of Default exists on the part of Manager, (iii) Owner or any Owner Indemnified Party to be defended hereunder reasonably determines that a conflict of interest exists, or (iv) Owner reasonably determines that Manager is insufficiently liquid or creditworthy to adequately defend or pay the amount of any Damages when due, Owner, or such Owner Indemnified Party may, in its sole and absolute discretion, engage its own attorney and other professionals to defend or assist it with respect to such matters, and, at the option of Owner or such Owner Indemnified Party, its attorney shall control the resolution of such matters.  Manager shall not have the authority to settle any claim or liability that is the subject of the indemnification agreement provided for in this Section 1.3(A) without first obtaining Owner’s prior written consent, such consent not to be unreasonably withheld.  Manager or Owner, as applicable, shall regularly apprise the other of the status of all proceedings.

(B)
Owner shall indemnify, defend (through attorneys selected by Owner) and hold harmless Manager and its partners, members, stockholders, managers, directors, officers, employees and agents (each a “Manager Indemnified Party”) from and against any and all Damages arising out of or resulting from  the acts or omissions of Owner and its directors, officers, employees, contractors, subcontractors and agents, which constitute negligence, fraud, malfeasance, breach of fiduciary duty, willful, reckless or criminal misconduct, or a breach of this Agreement.  Owner shall have the right to defend, and shall defend, at its expense and by counsel of its own choosing against any claim or liability to which the indemnity agreement set forth in this Section 1.3(B) would apply.  Any settlement of any such claim or liability by Owner shall be subject to the reasonable approval of Manager.  Notwithstanding the foregoing, if (i) Owner has failed or refused to defend, indemnify and hold harmless Manager and any Manager Indemnified Party after written notice to Owner, (ii) an Event of Default exists on the part of Owner, (iii) Manager or any Manager Indemnified Party to be defended hereunder reasonably determines that a conflict of interest exists, or (iv) Manager reasonably determines that Owner is insufficiently liquid or creditworthy to adequately defend or pay the amount of any Damages when due, Manager, or such Manager Indemnified Party may, with the prior, written consent of Owner with such consent not to be unreasonably withheld, engage its own attorney and other professionals to defend or assist it with respect to such matters  Owner or Manager, as applicable, shall regularly apprise the other of the status of all such legal proceedings.

(C)	The provisions of this Section 1.3 shall survive the expiration or termination of this Agreement.

2.	Management Duties and Authority

2.1	Property Management Generally

(A)
Manager shall, at the expense of Owner, manage, operate and care for the Property in a manner consistent with the standard of maintenance and repair of Comparable Properties, in accordance with the approved Budgets and the terms of any Financing, to the extent that Owner has communicated such terms in writing to Manager, and do all things necessary, desirable or appropriate therefore or customarily performed by managing agents of Comparable Properties.  Without limiting the generality of the foregoing, Manager shall:

(i)	advertise the Property, displaying signs thereon, and rent the Property including the authority to negotiate, execute, extend, and renew leases in the Owner’s name;

(ii)	implement approved Budgets;

(iii)
make and renew all Contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, fuel, cleaning, garbage removal, pest control and other utilities and all other services necessary or appropriate for the management and operation of the Property in accordance with the Budgets unless otherwise provided herein;

(iv)	purchase all supplies and equipment necessary or appropriate for the management and operation of the Property in accordance with the Budgets unless otherwise provided herein;

(v)
contract a professional real estate property tax consultant of the Manager’s choice to monitor the real estate tax assessments of the Property and the reasonableness thereof in comparison with the assessments of similar properties; consult with, and make recommendations to, Owner concerning the real estate tax assessments of the Property and, at the expense of Owner, authorize the designated real estate tax consultant to take such action with respect thereto as Owner may direct;

(vi)	make or cause to be made all ordinary and extraordinary repairs, decorations and alterations of the Property at Owner’s expense, subject to the limits of the Budget as set forth in Section 2.6(F).

2.2	Management Employees

Manager shall employ capable personnel for the proper on-site maintenance and operation of the Property in accordance with the terms of this Agreement.  Such on-site personnel shall be employees of Manager and all matters pertaining to such personnel, including their employment, supervision, compensation, promotion and discharge, shall be the responsibility of Manager.

(B)
Manager shall be reimbursed for all of the gross salary or wages, including, without limitation, bonuses and vacation pay, payroll taxes, insurance, worker’s compensation, and Manager’s standard sick pay, and other reasonable benefits and payroll burdens of Manager’s employees required to properly, adequately, safely and economically manage, operate and maintain the Property but excluding any of Manager’s management, account and office personnel who supervise and direct Manager’s on-site employees.  The number of the on-site employees and amounts of their compensation may be adjusted annually and shall be reflected in the Budget to be approved by Owner.  Manager is hereby authorized to reimburse itself the payroll expense as defined in this Section 2.2(B) from the Operating Account three (3) business days prior to each actual payroll date.

(C)
Manager shall fully comply with all Legal Requirements relating to worker’s compensation, social security, unemployment insurance, wages, hours, working conditions and other matters pertaining to Manager’s personnel.  Manager shall indemnify, defend and hold harmless Owner and any Owner Indemnified Party from and against any and all Damages relating to Manager’s failure to comply with this Section 2.2(C), and Manager’s obligations to indemnify, defend and hold harmless under this Section 2.2(C) shall survive the termination or expiration of this Agreement.

(D)	Manager shall be solely responsible for its personnel in the event of the termination of this Agreement.

2.3	Rent Collection and Services with Respect to Leases

(A)	Perform any duties and exercise any rights conferred upon the Owner as Landlord under any leases entered into in connection with the Property.

(B)	Manager shall use commercially reasonable efforts to collect all rentals and other charges and amounts due or to become due under all leases covering the Property.

(C)
Manager shall institute judicial actions and proceedings as may be necessary to recover rents and other sums due the Owner from the tenants or to evict tenants and regain possession, including the authority, in the Agent’s discretion, to settle, compromise and release any and all such judicial actions and proceedings.

2.4	Services with Respect to Contracts

(A)
Manager shall, at the expense of the Owner, make contracts for terms no longer than (1) year for advertising, electric, gas, oil, water, telephone, rubbish hauling, vermin extermination, janitorial services, landscaping maintenance and other maintenance services for the Property as Manager shall reasonably determine to be advisable, unless otherwise provided herein.

(B)
Unless otherwise provided herein, Manager shall, at the expense of Owner, in accordance with the approved Budgets, duly and punctually pay and perform on behalf of Owner all of Owner’s obligations under the Contracts and use its good faith efforts to enforce, preserve and keep unimpaired the rights of Owner and the obligations of other parties under the Contracts.

(C)
All Contracts and purchases made hereunder at the expense of Owner (whether or not specifically requiring the approval of Owner pursuant hereto) shall be made in the name of Property and executed by Manager executing same solely as Owner’s agent, and Property shall retain title to all property purchased hereunder at the expense of Owner.  Manager shall use commercially reasonable efforts to ensure that all Contracts made hereunder contain a provision satisfactory to Owner limiting the liability of Owner thereunder to the Property substantially similar to the following:

“Notwithstanding any provision to the contrary herein, [Contractor/Vendor] shall look solely to the estate and property of Owner in and to the Property in the event of any claim against Owner arising out of or in connection with this Agreement, the relationship of Owner and [Contractor/Vendor], and [Contractor/Vendor] agrees that the liability of Owner arising out of or in connection with this Agreement, the relationship of Owner and [Contractor/Vendor], shall be limited to such estate and property of Owner in and to the Property.  No properties or assets of Owner other than the estate and property of Owner in and to the Property and no property owned by any partner or member of Owner shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of [Contractor/Vendor] arising out of or in connection with this Agreement or the relationship of Owner and [Contractor/Vendor].”

(D)
All Contracts made with any Affiliate of Manager must be approved by Owner in writing, such approval not to be unreasonably withheld, conditioned or delayed, provided that is shall be deemed reasonable for Owner to withhold its approval to any Contract if such Contract shall not be at competitive market terms and rates and the amount charged thereunder is more than would be charged by an independent third party.

(E)
Subject to the provisions hereof, Manager may elect to have the routine maintenance, repair, cleaning, landscaping and other services with respect to the Property performed by employees of Manager and the reasonable costs of performing such services shall be at the expense of Owner; provided, however, in any event, such costs shall not exceed the costs that would have been incurred by Owner had such services been provided by unrelated third parties, shall be incurred in accordance with an approved Budget.

2.5	Services with Respect to Legal Requirements and Insurance Requirements

(A)
Each of Manager and Owner shall promptly notify the other upon receiving any notice with respect to any Legal Requirement or Insurance Requirement (and furnish a copy of the notice received by it with its notice to the other party) or upon learning of any default, event of default or condition which, with the giving of notice or the passage of time, or both, might constitute a default or event of default by Owner under any Legal Requirement or Insurance Requirement or otherwise impair the rights of Owner under any Permit.  In the event of any such notice, condition, default or event of default, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, shall take such action with respect thereto as Owner shall reasonably direct.

(B)
As long as the failure to promptly comply with any notice concerning any Legal Requirement or Permit shall not subject Manager to any liability, Owner may stay Manager’s remedial action with respect to such notice by instituting, or directing Manager to institute, appropriate legal or other proceedings to contest such notice, all at Owner’s sole expense.  In the event Owner directs Manager to institute such proceedings to contest such notice, Manager is hereby authorized to prepare, execute and file all applications and other documents required for such proceedings on Owner’s behalf and in Owner’s name.  Manager shall promptly furnish to Owner copies of all such applications and other documents prepared, executed or filed by Manager.

(C)
Manager may appear in or commence legal or other proceedings on behalf of Owner in Owner’s name only upon the direction of Owner, it being understood that Owner will pay any costs and fees, including, without limitation, attorneys’ fees, in connection therewith.  However, Manager may appear in or commence legal or other proceedings relative to the performance by Manager of its duties and obligations hereunder, on its own behalf and at its own expense at any time without the direction of Owner, provided that the same shall result in no cost or liability to Owner.  Manager shall promptly notify Owner if it appears in any such proceedings on its own behalf and promptly furnish copies of any documents it files in connection with any such proceedings.

2.6	Records and Reports

(A)
Software and Chart of Accounts.  Manager will prepare rent rolls and monthly operating statements for the Property using Manager’s selected property management and accounting software using the Manager’s Chart of Accounts.

(B)
Monthly Close Out.   Monthly financial statements for the Property shall be closed or “cut-off” on the 24th of each month.  In the event, the 24th falls on a weekend, the Property shall close on the Friday prior to the 24th.

(C)
Distribution of Cash Flows.  Manager shall remit to Owner the net cash flow generated from operating and investing and financing activities for the previous month as specified in Exhibit B in accordance with wire transfer instructions provided by Owner.

(D)
Budgets.  Not later than thirty (30) days from the date hereof and not later than sixty (60) days prior to the beginning of each Fiscal Year, Manager shall submit to Owner for its approval a proposed annual budget (the “Budget”) for the Property for the ensuing Fiscal Year setting forth on a monthly basis Manager’s good faith estimates of Gross Revenues, Operating Expenses, and Interest Expense for the Property for such year and the recommended Capital Expenditures and extraordinary expenses for such year described in reasonable detail.

(E)
Budget Approval.  Owner shall approve, disapprove or comment on the proposed annual and revised Budgets within thirty (30) days after Owner’s receipt of such Budget.  Owner may approve, disapprove or modify any Budget in whole or in part.

(F)
Operation Within Budget.  Manager shall use, manage and operate the Property strictly in accordance with the then current approved Budget, provided that, without Owner’s prior approval, Manager may (i) exceed any category or line item of the approved Budget for a Fiscal Year by up $10,000; (ii) incur expenses in excess of the approved Budget in the event of an emergency requiring immediate action to avoid imminent personal injury or imminent material property damage, provided that Manager notifies Owner as to such emergency, the actions taken to address it and the costs of such emergency promptly after the occurrence of the same; (iii) incur legally mandated expenses; and (iv) incur expenses necessary to satisfy tenant’s right of quiet enjoyment pursuant to a Lease.  If a Budget is disapproved by Owner in whole or in part, or not approved prior to the commencement of the ensuing Fiscal Year, Manager shall continue to manage and operate the Property pursuant to the prior Fiscal Year’s approved Budget or the previously approved Budget for the current Fiscal Year (except for non-recurring expenditures and Capital Expenses) until Manager and Owner can resolve their differences; provided, however, Manager shall be authorized to pay, as an expense of the Property, third party costs outside the control of Manager, such as, without limitation, taxes and utilities.  Manager has the authority to expend funds as provided in Section 2.8 in accordance with the provisions of the current approved Budget and in accordance with the provisions of this Section 2.6(F), provided that Manager shall not be required in any event to expend its own funds if there are insufficient funds available for Manager to perform its obligations hereunder.  Manager’s failure to manage the Property in the manner required herein shall be excused if Manager is prevented from doing so due to Owner’s failure or refusal to approve a Budget or to make available funds sufficient for Manager to perform its obligations hereunder.

(G)
Books and Records.  Manager shall maintain, and keep at its main office accurate books, records and accounts of the management, operation and financial condition of the Property’s operations.  Such books, records and accounts shall be prepared and kept on a Cash Basis.

(i)
Depreciation and amortization expense are not to be recorded.  Manager will make available to Owner or Owner’s auditors or tax preparers general ledger and invoice details necessary for the preparation of depreciation and amortization schedules.

(ii)
Owner shall at all times retain title to the information constituting such books, records and accounts.  Manager shall, during the Term, retain such books, records and accounts.  Upon termination, Manager shall, at the expense of Owner, deliver such books and records to Owner.  Any and all computer programs, software and hardware not the property of Owner and utilized by Manager to maintain such books, records and accounts shall in all events remain the property of Manager.

(iii)
Upon reasonable prior notice to Manager, Owner may, at its expense, inspect, audit and copy such books, records and accounts during regular business hours or during such other time as Manager may reasonably direct on a periodic or continuing basis by accountants retained by, or other representatives of Owner, and Manager shall cooperate in good faith with Owner in connection with the same.

(iv)
Upon commencement of this Agreement, Owner shall coordinate with previous owner or manager the delivery to such reports and data as requested by Manager for the accurate set up of the Property’s books and records on the Manager’s property management and accounting system.

(v)
In the event this Agreement is terminated, the Manager shall deliver such books, records and accounts of the Property to Owner at Owner’s expense.  Manager shall deliver a final accounting within thirty (30) days after the last day of the calendar month in which such termination occurs.

(H)
Monthly Reports.  Manager shall furnish to Owner monthly reports for the Property, which reports shall be prepared showing monthly and year to date activity and which shall be furnished (without notice or demand by Owner) as specified in Exhibit A.

(I)	Annual Reports.

(i)
Manager shall cooperate in good faith with Owner’s Auditor in the preparation of a year-end statement of continuing operation of the Property, including a balance sheet and related statements of income and cash flows, which shall be furnished not later than forty-five (45) days after the end of each Fiscal Year.

(ii)
All such annual reports shall be prepared on a Cash Basis, and, at Owner’s option and expense, may be audited by a national firm of independent certified public accountants selected by Owner (the “Auditor”).  Owner shall be responsible for arranging for such audit, and Manager shall cooperate in good faith with Owner’s Auditor in the preparation of Owner’s audited financial statements. A draft of the Auditor’s report for each Fiscal Year shall be submitted to Owner for approval by Owner before finalization of the same.

(J)	Tax Matters Reporting.

(i)
Manager shall cooperate in good faith and at Owner’s expense with Owner’s accountants and cooperate in the preparation of Owner’s tax return including, but not limited to, supplying necessary information for preparation of such tax return.  The cost of preparation and filing of the tax return will be borne by Owner.

(ii)	As reasonably requested by Owner, Manager shall complete all tax-related surveys and questionnaires which Owner may reasonably require.

(iii)	Manager shall prepare at Owner’s expense all state and local personal property and other tax returns, as required by law, which are not prepared by Owner’s accountant.

2.7	Bank Accounts.

(A)
Manager shall establish and maintain an operating account (the “Operating Account”) in the name of Owner for the Property for the collection of rents and an interest-bearing account for tenant security deposits (the “Security Deposit Account”).

(B)
The Operating Account and the Security Deposit Account shall be maintained in the name of Owner at a financial institution selected by the Manager (the “Depository”). All funds deposited in such accounts or otherwise held by or in the name of Manager for the account of Owner shall be held by Manager in trust and shall not be commingled with Manager’s other funds.  Manager shall in no event have any liability in the event that the Depository should fail, go into receivership or conservatorship or if such funds are otherwise not available for reasons beyond Manager’s reasonable control.  Manager shall indemnify and hold harmless Owner from and against any and all Damages occurring by reason of any unauthorized application by Manager or its directors, officers, employees or representatives of any such funds held for the account of Owner, it being agreed that all expenditures made by Manager in a reasonable and good faith belief that same are authorized hereunder shall not be subject to said indemnity.

(C)
Sweep accounts will be maintained in the name of the Owner in conjunction with the Operating Account in the event the average monthly balance of the Operating Account exceeds $250,000 for two (2) consecutive months.

(D)
Manager shall ensure that security deposits are deposited promptly in the Security Deposit Account.  As needed, Manager shall withdraw such amounts from the Security Deposit Account as are necessary to (i) repay a security deposit (or portion thereof) to a Tenant as required pursuant to the terms of such Tenant’s Lease; and (ii) cause the transfer of a forfeited security deposit (or portion thereof) to the Operating Account.

(E)
Upon commencement of this Agreement, Owner shall deliver to Manager a listing showing the current tenants of the Property who previously made Security Deposits under existing leases of the Property and will deliver the total amount of these Security Deposits via wire transfer to the Security Deposit Account established by the Manager for the Property.

2.8	Payment of Expenses and Capital Expenditures

(A)	Manager shall pay all expenses of operating the Property from the Operating Account in such amounts as are necessary to pay:

(i)	Operating Expenses actually due and owing for such period;

(ii)	Mortgage Interest Expense and principal payments; and

(iii)
Actual Capital Expenditures for such period. At the discretion of Owner, Capital Expenditures may be required to be approved by Owner prior to payment or be funded separately by Owner.  If such an election is made, Capital Expenditures are to be requested based on actual expenditures and supported by actual invoices.  If and when a requisition is made, the Manager must provide the following:

(i)	an itemization by category of all types of Capital Expenditures;

(ii)
within each Capital Expenditure type, there shall be a one-line summary by type of improvement of the amount(s) previously spent, the amount of the current request and the estimated amount to complete the project;

(iii)	a comparison to the original, approved Budget with an explanation for material variances; and

(iv)	reasonable supporting documentation, such as invoices.

(B)
If the funds on deposit in the Operating Account are insufficient or projected to be insufficient to cover the amounts necessary to pay the Operating Expenses, Debt Service or Capital Expenditures for such month,

(i)
Manager shall promptly notify Owner, and Owner shall promptly make up such negative cash flow by depositing an amount equal to the deficit in the Operating Account. In such cases, Manager may, but shall not be obligated to, advance Manager’s own funds on behalf of Owner; and, if Manager makes any such advance from Manager’s own funds, Owner shall, within five (5) days of written demand by Manager, reimburse Manager for any such advance plus interest thereon at the rate per annum publicly announced by the Depository as its base or prime rate from the date of such advance to, but not including, the date of such reimbursement.

(ii)
Until such time as Owner funding has been received, Manager shall prioritize payments from the Operating Account based on the following order of priority:  (1) third-party debt service payments, (2) reimbursement to Manager for cost salary, wages, payroll handling fee, taxes, insurance, workers compensation and other benefits for on-site employees as set forth in Section 2.2(B), (3) Manager’s management fees; (4) real estate taxes; (5) personal property taxes; (6) insurance premiums; (7) bills and charges for utilities; (8) other bills and charges of third parties related to the Property or the operation thereof with the oldest charges being paid first.

(C)
Subject to the following sentence, Owner shall reimburse Manager for all actual, out of pocket expenses incurred and paid by Manager in connection with the management and operation of the Property pursuant to the Budget approved by Owner.

(i)
Such expenses shall include but not be limited to salary and wages, payroll taxes, insurance, workers’ compensation, payroll handling fee and other benefits for Manager’s employees working on Property; advertising expenses; court costs; attorney’s fees; office supplies; long distance phone calls; postage; computer fees; overnight courier expense; and expenses related to training on-site personnel.

(ii)	Such expenses shall not include (except as specifically provided herein or in the Schedules attached hereto)

(a)
the cost of salary and wages, payroll taxes, insurance, workers compensation and other benefits of Manager’s management, accounting and office personnel unless  this personnel is filling a temporary vacancy of an approved, budgeted on-site position;

(b)	travel expenses by Manager’s management, accounting and office personnel unless this personnel is filling a temporary vacancy of an approved, budgeted;

(c)
costs of providing the reports and documents to be provided pursuant to the provisions hereof, other than the costs and expenses incurred by Manager’s on site staff and the Auditor’s services hereunder.

2.9	Services with Respect to Financing.

(A)
Manager shall, at the expense of Owner, in accordance with the approved Budgets unless otherwise provided herein, duly and punctually pay and perform on behalf of Owner all of those Owner’s obligations so requested by Owner for any Financing and use its commercially reasonable efforts to comply with all of the terms and provisions of any documents executed and delivered by Owner relating to a Financing (the “Financing Documents”).

(B)
Each of Manager and Owner shall promptly notify the other upon learning of any default, or event of default or event which, with the giving of notice or the passage of time or both, might constitute a default or an event of default under any Financing Document.  Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, take such action as Owner shall direct.

(C)
Without the consent of Owner, Manager (i) shall not modify, or in any way alter, the provisions of any Financing Documents and (ii) shall not take any action, or omit to take any action, or give any notice, the taking, omission or giving of which might result in the occurrence of a default by Owner under any Financing Documents to the extent such terms and provisions are provided by Owner to Manager in writing.

(D)
Each of Manager and Owner shall promptly notify the other upon receiving any notice under any Financing Documents (and furnish a copy of the notice received by it with its notice to the other party) of any default, event of default or condition which, with the giving of notice or the passage of time or both, might result in a default or event of default by Owner under any Financing Documents. Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, shall take such reasonable action as Owner shall direct.

(E)
Upon written request by Owner, Manager shall prepare all information, schedules and reports necessary to calculate and/or support the covenants in any Financing Documents encumbering the Property, including, but not limited to, preparing rent rolls,  delivering historic income and expense data for Financings, and providing debt covenant compliance information including, but not limited to, rent rolls, annual budgets, audited financial statements and debt service coverage ratio calculations.

2.10	Notification of Sale or Financing Transaction.

Notwithstanding anything to the contrary set forth in this Agreement, it shall be a material covenant of Owner under this Agreement that Owner deliver a written notice to Manager promptly upon becoming aware that any Person is offering or otherwise marketing the Property for sale or offering the Property as collateral in connection with or arising from any Financing.  Owner’s failure to comply with the foregoing covenant shall constitute a material default under this Agreement, entitling Manager to terminate this Agreement upon notice to Owner.

3.	Services with Respect to Property Sales and Post Sale-Closing

With respect to any potential sale of the Property, the Manager shall cooperate in good faith with Owner during the due diligence process and, as necessary, and perform the following duties and obligations  during and after the sale process:

(i)	Prepare current rent rolls, historic income and expense data and such other materials necessary to offer the Property for sale.

(ii)
Process information requests as reasonably requested by Owner, or due diligence requests of potential buyers, including providing access to Lease files, financial statements, service contracts, and supporting billing and disbursement documentation.

(iii)
Prepare and provide schedules and support for closing adjustments, including revenue and expense prorations and, if necessary, reconciliations of estimated billed recoverable expenses versus actual expenses.

(iv)
Prepare final accounting for the sale of the Property and, as necessary, participate in the fieldwork and preparation of the financial statements or audited financial statements to be prepared by the Auditor, including, but not limited to, providing access to the Property’s books and records and having qualified personnel available during normal business hours to answer any questions which may arise during the fieldwork.

(v)	Prepare the final expense and recoverable expense reconciliations relating to the proration of revenues and expenses for the sale of the Property.

(vi)	Process any invoices, if applicable and as approved by Owner, for payments made relating to property expenses for a period not to exceed sixty (60) days after the sale date.

(vii)	Prepare, upon the request of Owner, a final schedule of distributions to be made.

(viii)	After processing property disbursements and distributions, Manager shall close all bank accounts for which it has authorization.

These post-closing duties and obligations may span a period not to exceed sixty (60) days.  The monthly Management Fee covering the post-closing period shall be the greater of 50% of the previous 12 month average management fee or $1,500 paid monthly until final accounting is complete.

4.	Insurance

4.1	Owner’s Insurance

Owner shall maintain in full force and effect with respect to the Property and any personal property of Owner located at the Property and used in connection therewith, insurance policies satisfactory to Owner issued by insurance companies having an A.M. Best General Policyholder’s Service rating of not less than “A-,VIII” (or otherwise satisfactory to Owner), which are licensed, or approved to do business, in the state in which the Property is located and which are otherwise satisfactory to Owner.  At the request of Owner, Manager shall obtain same at Owner’s expense, subject to the review and acceptance of all coverage by Owner. All policies maintained by or for the benefit of Owner shall provide the following coverages:

(A)
“All Risk” property damage insurance including, without limitation, fire, flood, sprinkler leakage, water damage and earthquake coverage, if applicable and available at commercially reasonable rates, in an amount and with an agreed amount endorsement equal to the lesser of (i) an amount sufficient to prevent Owner from becoming a co-insurer in any loss under the policy or (ii) equal to the replacement cost of the Property, and a deductible reasonably approved by Owner.  The policies of insurance carried in accordance with this Section 4.1(A) shall contain (y) a replacement cost endorsement without deduction for depreciation or obsolescence and (z) a waiver of subrogation clause, all in form reasonably satisfactory to Owner;

(B)	Rental value insurance on the Property, if applicable, with a minimum twelve (12) month indemnity period;

(C)	Business Interruption Insurance, if applicable, on an eighty percent (80%) Gross Earnings Form, with a minimum twelve (12) month indemnity period and including ordinary payroll coverages;

(D)
Commercial General and Excess Liability Insurance, written on an occurrence basis, including blanket contractual liability, products and completed operations and personal injury coverage with a combined single limit for any one occurrence of $5,000,000 or such higher limit as Owner may from time to time reasonably request.  Such requirement may be satisfied by a layering of Commercial General Liability, Umbrella and Excess Liability policies, but in no event will the liability insurance be written for an amount less than $5,000,000 combined single limit for bodily injury and property damage liability.

(E)
Boiler and Machinery Breakdown Direct Damage Insurance and third party liability coverage (if not covered under the Commercial General Liability Policy) with full comprehensive coverage on a repair and replacement basis for all HVAC equipment, electrical equipment, boilers and machinery which form a part of the Property including Business Interruption Coverage for Loss of Rental Income in connection therewith in accordance with Section 4.1(C) hereof;

(F)
During the course of any construction or repair of Improvements or during the course of Restoration on the Property (other than Tenant leasehold Improvements), Builder’s Risk Insurance on a completed value basis and on a non-reporting form against “all risks of physical loss,” including flood (if available at commercially reasonable rates), earthquake (if available at commercially reasonable rates), collapse and transit coverage (if available at commercially reasonable rates), during construction of such Improvements or Restoration, with deductibles reasonably satisfactory to Owner, covering the replacement cost value of work performed and the equipment, supplies and materials furnished (unless such equipment, supplies and materials are required to be insured by contractors or vendors) and rent loss insurance for a period not less than twelve (12) months in an amount reasonably satisfactory to Owner.  Such policy of insurance shall contain a “permission to occupy upon completion of work or occupancy” endorsement, a waiver of coinsurance or an agreed amount endorsement and an agreement by the insurer that following a loss, the insurer will pay to the insured (i) the full value of the loss (less the deductible), provided that Owner is required to or elects to rebuild or (ii) the actual cash value of the loss in the event Owner is not required to or does not elect to rebuild; and

(G)
Such other insurance with respect to the Property, in such amounts as Owner (or any lender in connection with a Financing) from time to time may require against such other insurable hazards which at the time are commonly insured against for Comparable Properties.

Manager shall submit all insurance policies it obtains on behalf of Owner pursuant to this Section 4.1 for Owner’s review and approval.

4.2	Manager’s Insurance

Manager shall, at the expense of Manager, maintain in full force and effect insurance policies with respect to the employees of Manager in form reasonably satisfactory to Owner and issued by insurance companies having an A.M. Best General Policyholder’s Service rating of not less than “A-,VIII” which are licensed in the state in which the Property is located and which are otherwise reasonably satisfactory to Owner.  Such policies shall provide the following coverage:

(A)
Worker’s compensation and employer’s liability insurance subject to the statutory limits of the state in which the Property is located.   Manager shall provide Owner with a certificate evidencing such coverage.

(B)
Comprehensive automobile liability insurance covering owned, non-owned, and hired vehicles in an amount not less than $1,000,000 combined single limit for bodily injury and property damage.  Such requirements may be satisfied by layering of comprehensive automobile liability, umbrella and excess liability policies.

(C)
Fidelity bond and computer crime insurance with an annual limit of a minimum of $1,000,000 for each director, officer, employee or agent of Manager associated with the management of the Property including the handling of receipts and disbursements.

(D)
Commercial general and umbrella liability insurance, written on an occurrence basis, in an amount not less than $1,000,000 and $10,000,000, respectively.  Such umbrella liability insurance shall apply in excess of the commercial general liability insurance and the insurance required in Sections 4.2(a) and 4.2(b).

(E)
Professional liability insurance with an annual limit not less than $1,000,000 per occurrence and in the aggregate with an extended period of indemnity.  Such insurance policy shall survive the termination or expiration of this Agreement for a minimum period of two (2) years following the expiration or termination of this Agreement.

4.3	Blanket Insurance

Manager may effect any coverage required under this Article 4 under a blanket insurance policy reasonably satisfactory to Owner, provided that (i) any such policy of blanket insurance either shall specify therein, or the insurer under such policy shall certify to Owner, (a) the maximum amount of the total insurance afforded by the blanket policy allocated to the Property and (b) any sub limits in such blanket policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Article 4; (ii) any such policy of blanket insurance shall comply in all respects with the other provisions of this Article 4; and (iii) the protection afforded under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Property.

4.4	Policies

(A)
The insurance maintained under Section 4.1 shall name Owner as the Insured and Manager as additional insured as their interests may appear.  Such insurance may also be extended to name other persons as Owner may specify, from time to time, as additional insureds as their interests may appear.

(B)
The insurance maintained under Section 4.2 shall name Manager as the insured thereunder.  The insurance maintained under Section 4.2(B) and (D) shall name Owner and such other persons as Owner may specify, from time to time, as additional insureds as their interests might appear.

(C)
All insurance maintained under this Article 4 shall provide that (i) no cancellation or reduction thereof shall be effective until at least thirty (30) days after receipt by Owner and Manager of written notice thereof and (ii) all losses shall be payable notwithstanding any act or negligence of Manager or any Tenant or their partners, directors, officers, employees or agents which might, absent such agreement, result in a forfeiture of all or part of such insurance payment and notwithstanding (a) the occupation or use of the Property for purposes more hazardous than permitted by the terms of such policy, or (b) any foreclosure or other action or proceeding taken pursuant to the provision of any mortgage with respect to the Property or (c) any change in title or ownership of the Property.  In the event of a Financing all insurance shall comply with the terms of the Financing Documents.

(D)
Manager shall furnish to Owner, upon request, certificates of insurance or other evidence satisfactory to Owner of the renewal thereof, and evidence satisfactory to Owner of payment of the premiums therefore.  Upon Owner’s request, Manager shall deliver a copy of each policy certified to be a true copy by the insurer or insurance broker with respect to such policy.

4.5	Payment of Premiums by Owner

If Manager fails to maintain the insurance required to be maintained under this Article 4 or fails to deliver evidence of insurance, Owner may, but shall not be obligated to, obtain such insurance and pay the premiums therefore and in the case of the insurance described in Section 4.2 or the duplication of any other insurance described in Article 4, Manager shall, on demand, reimburse Owner for all actual sums advanced and reasonable expenses incurred in connection therewith.

4.6	Claims

In the event of a loss related to the Property under any of the insurance policies described in Sections 4.1 and 4.2(B), (C) and (D), Manager shall, if Manager has knowledge of the loss, promptly after learning of same, file a claim on behalf of Owner (and Manager if such party is also an insured) and use commercially reasonable efforts to diligently monitor such claim on behalf of such insured party and cooperate in good faith with any appointed representatives, consultants and adjusters retained by or on behalf of the insurance companies’ interests.

4.7	Subrogation

Owner shall waive all rights of subrogation against Manager under its property insurance policies referred to in Section 4.1 and such waiver of subrogation will not affect the effectiveness of coverage of such policies and Owner will obtain an endorsement, if necessary to confirm that the waiver of subrogation herein granted will in no manner affect the coverage of such policies.

5.	Manager’s Compensation

5.1	Management Fees

(A)
Owner shall pay Manager, and Manager shall accept, as compensation for Manager’s management services during the Term a fee (the “Management Fee”) on a monthly basis in an amount equal to 3.0% of Gross Receipts actually collected by Manager during that month.

(B)
The Management Fee for any month shall be estimated and paid as an Operating Expense on the 1st day of the month to which it relates.  Reconciliation and true up of the Management Fee estimate will be calculated as part of the month end close out and will be paid as an Operating Expense on the 10th of the following monthly.  Subject to Section 2.8(C), Manager is hereby authorized to pay itself the Management Fee from the Operating Account.

(C)
For the purposes of this Section 5.1, the term “Gross Receipts” shall mean all amounts actually collected as rents or other charges for use or occupancy of space or facilities in the Property, including furniture rental, forfeited security deposits, pet fees, application fees, decorating fees, late charges, collections from residents for water, sewer, electric, gas, oil and trash, royalties received for laundry equipment/services, cable/telephone/Internet services, insurance proceeds received as business loss compensation, and all other miscellaneous income with respect to the Property, but excluding other receipts, such interest or investment income, security deposits (unless and until forfeited), insurance proceeds received as replacement cost, tax refunds, Condemnation awards, dividends on insurance policies and proceeds of any other Capital Event or sale.

5.2	New Construction Fees

To be negotiated.

5.3	Renovation/Capital Projects/Insurance Rehabilitation Fees

TBD% of the cost of any capital project exceeding $10,000, not including regular recurring interior capital replacements such as carpet, floor vinyl and appliance replacements.  Additionally, if the services of a Capital Projects Manager is required, Manager will be charged to the Property $40.00 per hour for time worked plus travel time, travel expense and accommodations expense.

5.4	For Capital Event (Refinance, Sale, etc.)

To be negotiated.

5.5	Payroll Handling Fee

$15.00 per employee per payroll.

5.6	Training

As needed, Manager will charge the property for the direct costs of travel and accommodations for the on-site personnel for attendance at required training and corporate conference events.

6.	Term

6.1	Term

The Term shall commence as of the date hereof and shall expire on the first (1st) anniversary of the date hereof (the “Initial Term”), unless extended or sooner terminated as hereinafter provided.

6.2	Extension

After the expiration of the Initial Term, subject to termination under Section 6.3, the term of this Agreement shall be automatically extended on an annual basis unless terminated by Owner or Manager by written notice to the other not less than thirty (30) days’ prior to the end of the Initial Term or the then current Term, as applicable, given to the other party.

6.3	Termination

(A)
In the event of the sale of all or substantially all of Owner’s interest in the Property by Owner (including any sale by agreement, foreclosure or otherwise), this Agreement shall terminate upon the consummation of such sale.

(B)	If any one or more of the following events (each an “Event of Default”) shall occur and be continuing:

(i)	if Manager shall assign this Agreement or delegate its duties hereunder without the consent of Owner;

(ii)
if any material license or qualification held by Manager and necessary for the performance of its duties or services hereunder shall be terminated or suspended, and such termination or suspension, as the case may be, is not reversed within fifteen (15) days following notice thereof by the applicable licensing authority or Owner;

(iii)
if Manager or any of its directors, officers or employees shall misappropriate any funds of Owner or otherwise be guilty of gross negligence, willful misconduct, bad faith fraud, malfeasance, breach of fiduciary duty, or criminal misconduct in connection with Manager’s duties hereunder;

(iv)
if Manager or Owner shall fail to pay any amount payable to the other party under this Agreement when due and such default shall continue for ten (10) days after notice thereof to the defaulting party;

(v)	(a) if Manager or Owner shall fail to comply with any provision of this Agreement (other than those described in Section 6.3(B)(i) through (iv) and

(vi) through (viii)) and such Default shall continue for ten (10) days after notice of such Default is given by Owner to Manager; or (b) if such Default cannot reasonably be cured within such ten (10) day period, if Manager or Owner shall fail to commence the curing of such Default within such ten (10) day period (and to notify the other party within such ten (10) day period that Manager or Owner has commenced such cure and will prosecute such cure diligently and complete the same, which notice shall specify Manager’s or Owner’s estimate of the time period within which such cure will be completed) or, thereafter, shall fail to prosecute such cure diligently and complete the same within sixty (60) days; or (c) if, after the ten (10) day period described in clause (a) of this Section 6.3(B)(v), the other party is subject to any criminal liability or unbonded civil liability, the Property is subject to any unbonded Lien or the non-defaulting party or the Property is subject to any material risk of loss by reason of the defaulting party’s failure to comply with such provision of this Agreement;

(vi)
if Manager shall fail to follow any lawful direction of Owner with respect to the Property which direction complies with this Agreement and such Default shall continue for three (3) Business Days after notice of such Default given by Owner to Manager;

(vii)
(a) if Manager or Owner shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidation, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or (b) if an involuntary case or other proceeding shall be commenced against Manager or Owner seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (c) if an order for relief shall be entered against Manager or Owner under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; or

(viii)	if there shall be a dissolution or termination of the corporate existence of Manager or Owner by merger, consolidation or otherwise;

then, while any such Event of Default shall be continuing, the non-defaulting party shall have the right to terminate this Agreement by notice to the defaulting party and to exercise any and all other rights and remedies available under this Agreement and at law or in equity.  Notwithstanding anything to the contrary contained herein while any such Event of Default shall be continuing beyond any applicable cure period, the non-defaulting party may, at its option, elect to terminate this Agreement.

(C)	[Notwithstanding anything to the contrary contained herein, Owner shall have the right to terminate this Agreement upon thirty (30) days’ prior notice to the Manager, with or without cause.]

(D)	[Notwithstanding anything to the contrary contained herein, Manger shall have the right to terminate this Agreement upon thirty (30) days’ prior notice to the Owner, with or without cause.]

(E)	In the case of an Event of Default under Sections 6.3 (B) (vii) (a) or (c), the notice of termination shall be deemed to have been given upon the occurrence of such Event of Default.

(F)
Following the expiration or termination of this Agreement, Manager shall cooperate in good faith with Owner and Owner’s agent and representatives to effectuate an orderly transition in connection with the management and/or operation of the Property.  Following the expiration or termination of this Agreement, Manager shall promptly deliver to Owner (i) all books, records, leases, agreements, and other documents and instruments in Manager’s possession or control relating to the Property, or the management or operation thereof, and (ii) the unused inventory of all supplies, materials, tools and equipment owned by Owner and used in connection with the management and/or operation of the Property, and (iii) all keys to any locks on the Property then in the possession of Manager, together with any plans and specifications pertaining to the Property then in the possession of Manager.  The provisions of this Section 6.3(E) shall survive the expiration or termination of this Agreement.

7.	Miscellaneous

7.1	Notices

All notices, requests, permissions, waivers and other communications (individually and collectively, a “Notice”) to either party hereunder shall be in writing and, unless otherwise specified herein, shall be delivered by hand, facsimile, United States registered or certified mail, return receipt requested, United States Express Mail, Federal Express, Airborne Express or any other national overnight express delivery service (in each case postage or delivery charges paid by the party giving such communication) addressed to the party to whom such communication is given at its address or facsimile number set forth in Part I.

Unless otherwise specified herein, each such Notice addressed and given as set forth above shall be effective (i) the date of receipt of such Notice, or attempted delivery of such Notice if receipt is refused; and (ii) if sent by mail as aforesaid, the date which is seventy-two (72) hours after such Notice is deposited in the mail, postage prepaid as aforesaid.  Any party listed above may change its address under this Section 7.1 by delivering Notice to the other parties listed above, provided that no such address shall be located outside of the United States of America.

7.2	Representations and Warranties

(A)
Manager represents and warrants to Owner that (i) Manager is a limited liability company duly organized and validly existing and in good standing under the laws of the State of North Carolina and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance by Manager of this Agreement are within its power, have been authorized by all necessary corporate action and do not contravene any provision of its operating agreement or certificate of formation; (iii) this Agreement has been duly executed and delivered by Manager; (iv) this Agreement is a valid and binding obligation of, Manager; (v) the execution, delivery and performance by Manager of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any Lease or any other material agreement or contract by which Manager, or its activities or the Property, is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Manager, its activities or the Property; and (vii) to Manager’s knowledge, no order, permission, consent, approval license (other than those already held by Manager), authorization, registration or filing by or with any governmental authority having jurisdiction over Manager, its activities or the Property is required for the execution, delivery or performance by Manager of this Agreement.

(B)
Owner represents and warrants to Manager that (i) Owner is duly organized and validly existing and in good standing under the laws of the State as indicated herein and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance by Owner of this Agreement are within its power, have been authorized by all necessary corporate action and do not contravene any provision of its operating agreement or certificate of formation; (iii) this Agreement has been duly executed and delivered by Owner; (iv) this Agreement is a valid and binding obligation of, Owner; (v) the execution, delivery and performance by Owner of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, any Lease or any other material agreement or contract by which Owner, or its activities or the Property is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Owner, its activities or the Property; and (vii) to Owner’s knowledge, no order, permission, consent, approval license (other than those already held by Owner), authorization, registration or filing by or with any governmental authority having jurisdiction over Owner, its activities or the Property is required for the execution, delivery or performance by Owner of this Agreement.

7.3	No Partnership, etc.

Nothing in this Agreement shall be construed as making Owner or Manager partners, joint ventures or members of a joint enterprise or as creating between Owner and Manager any employer employee relationship.

7.4	Severability

If any provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the other provisions of this Agreement or the application of such provision to other Persons or circumstances shall not be effected thereby but shall continue to be valid and enforceable to the fullest extent permitted under applicable law.

7.5	Modification

Except as specified herein, no provision of this Agreement shall be modified, waived or terminated except by an instrument in writing signed by the party against whom such modification, waiver or termination is to be enforced.

7.6	Successors and Assigns

(A)
This Agreement shall be binding upon and inure to the benefit of Manager and Owner and their respective successors and assigns, and all references in this Agreement to “Manager” and “Owner” shall include the respective successors and assigns of such parties.

(B)
Notwithstanding anything to the contrary contained herein, Manager shall not assign this Agreement or delegate its duties and obligations hereunder without the prior written consent of Owner, which consent may be granted or withheld in the sole and absolute discretion of Owner.

7.7	Limitation of Liability

Notwithstanding anything to the contrary, if Manager shall recover any judgment against Owner in connection with this Agreement, Manager shall look solely to Owner’s interest in the Property for the collection or enforcement of any such judgment, and no other assets of Owner shall be subject to levy, execution or other process for the satisfaction or enforcement of such judgment, and neither Owner nor any Person having an interest in Owner shall be liable for any deficiency.  Manager’s employees, officers, directors, members and shareholders shall not be personally liable for any of Manager’s liabilities arising under this Agreement.

7.8	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of laws.  Manager and Owner, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in any action brought with respect to this Agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any party to this Agreement.  Manager and Owner shall not seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  These provisions shall not be deemed to have been modified in any respect or relinquished by either party except by a written instrument executed by such party.

7.9	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

7.10	Exclusive Benefit

Neither this Agreement nor any provision hereof nor any service, relationship or other matter alluded to herein shall inure to the benefit of any third party (except a successor or assign of Owner and its mortgagees, if any), to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants in such an estate.  Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or as many of such rights as the other party shall elect to void) except to receive any moneys which are due to the insolvent or bankrupt party.

7.11	Attorneys’ Fees

If either party hereto shall obtain a judgment against the other party in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

7.12	Nondiscrimination

Manager hereby agrees, warrants and assures that no person shall be excluded from participation in, be denied benefits of, or be otherwise subjected to discrimination in the performance on this Agreement or in the employment practices of Manager on the grounds of disability, age, race, color, religion, sex, national origin, or any other classification protected by Federal or state constitutional or statutory law.  Manager shall, upon request, show proof of such nondiscrimination and shall post in conspicuous places, available to all employees and applicants, notices of nondiscrimination.

IN WITNESS WHEREOF, Owner and Manager have executed and delivered this Agreement as of the date first above written.

Owner:

BSF-St. Andrews, LLC

By:       _________________________
Name:  __________________
Title:    ___________________

Manager:

Hawthorne Residential Partners, LLC

By:       _________________________
Name:  __________________
Title:    ___________________

Exhibit A

 Monthly Reporting Package Due Date:   15th of each month

 Delivery Method:  Electronic

 Monthly Reporting Package Table of Contents

(1)	Balance Sheet
(2)	Month-to-Date and Year-to-Date Budget Comparison Report;
(3)	13 Month Rolling Profit and Loss Statement;
(4)	Statement of Cash Flows;
(5)	Comparative Balance Sheet showing current month and prior month balances;
(6)	General Ledger for the current month;
(7)
Variance Report with narrative explanations of all material variances (i.e., those exceeding the lesser of five percent (5%) or $1,000 of an individual Budget category of income or expense (actual compared to Budget) for the reporting period on a monthly and Fiscal Year to date basis;

(8)	Rent Roll as of month end close out;
(9)	Aged Accounts Receivable Summary (i.e. Tenant Delinquent Report);
(10)
Accounts Receivable activity statement itemizing for the reporting period the opening rents receivable balance, the collected and billed rents, the closing rents receivable balance and any advanced rent and security deposit balances;

(11)	Monthly Management Fee Calculation and Fiscal Year to date reconciliation;
(12)	Aged Payables schedule;
(13)	Market Survey detailing leasing activity at the Property, the competitive environment vacancy rate for the relevant market in which the Property is locate for the current month.

Each of the above-described monthly reports shall be prepared, where applicable, on a Cash Basis of accounting or on such other basis set forth in Section 2.6(G).

Exhibit B

 Monthly Cash Flow Distribution Calculation